Exhibit 99.1

ITUS Announces Closing of Rights Offering

LOS ANGELES, CA – April 4, 2017: ITUS Corporation (“ITUS”) (NASDAQ: ITUS), announced that its rights offering of common shares closed today, raising gross proceeds of approximately $4.7 million before payment of dealer manager fee and other expenses, through the issuance of 1,989,207 shares of common stock.

Robert Berman, ITUS’s President and CEO, stated, “Proceeds from the rights offering will enable us to continue the development of our Cchek™ cancer detection technology and assist us in meeting our corporate obligations. We are thankful to our shareholders that participated in the rights offering and appreciate their continued support.”

The rights offering was made pursuant to ITUS’s effective shelf registration statement on Form S-3 (Reg. No. 333-206782) and prospectus supplement on file with the Securities and Exchange Commission (the “SEC”).

ITUS Corporation

ITUS funds, develops, acquires, and licenses emerging technologies in areas such as biotechnology. The Company is developing a platform called Cchek™, a series of non-invasive, blood tests for the early detection of solid tumor based cancers, which is based on the body’s immunological response to the presence of a malignancy. Additional information is available at www.ITUScorp.com.

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Forward-Looking Statements: Statements that are not historical fact may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect ITUS Corporation's current expectations concerning future events and results. We generally use the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “will” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning our expectations, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to, those factors set forth in “Item 1A – Risk Factors” and other sections of ITUS’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016 as well as in ITUS’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release.

Rights Offering Information:

For additional information on the rights offering please contact the offer information agent MacKenzie Partners, Inc. at (800) 322-2885 or (212) 929-5500 or by email at ITUS@mackenziepartners.com

Company Information:

For additional information on the company you may contact Dean Krouch at ITUS at (310) 484-5184 or by email at dkrouch@ITUScorp.com

ITUS Corporation: FOCUSED ON INNOVATION™